EXHIBIT 4


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                       RIGHT MANAGEMENT CONSULTANTS, INC.
                 1996 EMPLOYEE STOCK PURCHASE PLAN (the "Plan")

                          As Amended March 25, 1999 and
                      Approved by Shareholders May 6, 1999

         The purpose of the Plan is to provide employees a continued opportunity to purchase RMCI stock through annual offerings to be made during the five year period commencing July 1, 1996. Three hundred thousand (300,000) shares of RMCI stock in the aggregate have been approved for this purpose.

         1. Administration. The Plan shall be administered by a Committee appointed by the Board of Directors from members of the Board of Directors or senior management, consisting of at least three members. Members of the Committee shall not be eligible to participate in the Plan. The Committee shall have authority to make rules and regulations for the administration of the Plan; its interpretations and decisions with regard thereto shall be final and conclusive.

         2. Eligibility. Except as provided below, all employees of the Company or its subsidiaries shall be eligible to participate in the Plan in accordance with such rules as may be prescribed by the Committee from time to time, which rules, however, shall neither permit nor deny participation in the Plan contrary to the requirements of the Internal Revenue Code of 1986, as amended (the "Code") (including, but not limited to, Section 423(b)(3), (4), (5), and (8) thereof) and the regulations promulgated thereunder. No employee may be granted the right to acquire stock under the Plan if such employee, immediately after such right is granted, owns 5% or more of the total combined voting power or value of the stock of the Company or any subsidiary. Eligibility to the Plan begins on each January 1, April 1, July 1 and October 1 for those employees who have completed one-half year of service. One-half year of service is earned at the end of any six month period, beginning with the date of hire, in which the employee has 500 or more hours of service.

         3. Offerings. The Company shall make one or more annual offerings to employees to purchase RMCI stock under the Plan. Each offering period shall be 12 months in duration, during which (or during such portion thereof as an employee may elect to participate) the amounts received as compensation by an employee shall constitute the measure of such of the employee's participation in the offering as is based on compensation.

         4. Participation. An eligible employee may participate in such offering or subsequent offering beginning on the next January 1, April 1, July 1, or October 1 while the Plan is in effect by completing and forwarding a payroll deduction authorization to the employee's appropriate payroll location in advance of such date. The form will authorize a regular payroll deduction from the employee's compensation, and must specify the date on which such deduction is to commence, which may not be retroactive.

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         5. Deductions. The Company shall maintain payroll deduction accounts for all participating employees. With respect to any offering made under the Plan, an employee may authorize a payroll deduction of a whole percentage (up to a maximum of 10%) of the compensation the employee receives during the offering period (or during such portion thereof in which the employee may elect to participate).

         No employee may be granted rights to purchase stock under the Plan, which rights, together with rights under any other stock purchase plan of the Company and its subsidiaries, accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the effective date of the applicable offering) for each calendar year in which the rights are outstanding at any time.

         6. Deduction Changes. An employee may increase or decrease the employee's payroll deduction by filing a new payroll deduction authorization at any time during an offering period. The change may not become effective sooner than the next pay period after receipt of the authorization.

         7. Purchase of Shares. Each employee participating in any offering under this Plan shall be granted a right to acquire stock under the Plan, upon the effective date of such offering, as many full shares of RMCI stock as the participating employee may elect to purchase with up to 10% of the compensation received during the specified offering period (or during such portion thereof as the employee may elect to participate), to be paid by payroll deductions during such period.

         The purchase price for each share purchased shall be 85% of the average market price on the last business day of a calendar year-quarter, i.e. March 31, July 31, September 30 and December 31 (or the next preceding business day if such date falls on a non-business day) (the "Investment Date"). On the Investment Date the account of each participating employee shall be totaled, and the employee shall be deemed to have exercised a right to purchase one or more full shares at the then-applicable price; the employee's account shall be charged for the amount of the purchase; and the ownership of such share or shares shall be appropriately evidenced on the books of the Company. Excess amounts that are insufficient to purchase a full share will remain in the employer's payroll deduction account and carried forward to the next calendar year quarter. Additional shares covered by the employee's right to acquire stock under the Plan shall be purchased in the same manner on each subsequent Investment date during the offering period. A participating employee may not purchase a share under any offering period beyond 12 months from the effective date thereof. Any balance remaining in an employee's payroll deduction account at the end of an offering period will be carried forward to the next offering period.

         If the number of shares that participating employees become entitled to purchase is greater than the shares remaining available, the available shares shall be allocated by the Committee among such participating employees in such manner as it deems fair.

         8. Employee Accounts and Certificates. Upon purchase of one or more shares by a Plan participant pursuant to Section 7 hereof, the Company shall establish a book entry account in the name of the employee to reflect the share(s) purchased at that time. Certificates shall be issued only on request and also when necessary to comply with transaction requirements outside the United States. To request certificates, employees may contact the corporate controller at the Company's offices in Philadelphia.

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         9. Registration of Shares. Shares may be registered only in the name of the employee, or, if the employee so indicates on the employee's payroll deduction authorization form, in the employee's name jointly with a member of the employee's family, with right of survivorship. An employee who is a resident of a jurisdiction that does not recognize such a joint tenancy may have shares registered wit a member of the employee's family, without right of survivorship. If the employee resides in a jurisdiction requiring a spousal waiver if such shares are registered in the employee's name only, then the Committee shall provide an appropriate form of waiver, which shall be executed prior to the issuance of shares under the Plan.

         10. Definitions. The term "Company: or "RMCI" means Right Management Consultants, inc., a Pennsylvania corporation.

         The term "RMCI stock" means the common stock of RMCI.

         The phrase "average market price" means the average of the high and low closing sale prices of RMCI stock on the NASDAQ Stock Market on a given day or, if no sales of RMCI stock were made on that day, the average of the high and low closing sale prices of RMCI stock on the next preceding day on which sales were made on said Market.

         The term "subsidiary" means a subsidiary of the Company within the meaning of Section 424(f) of the Code and the regulations promulgated thereunder.

         11. Rights as a Shareholder. None of the rights or privileges of a shareholder of the Company shall exist with respect to shares purchased under the Plan unless and until such shares shall have been appropriately evidenced on the books for the Company.

         12. Rights on Retirement, Death, or Termination of Employment. In the event of a participating employee's retirement, death, or termination of employment, the employee shall be ineligible to continue to participate in the Plan, and no payroll deduction shall be taken from any pay due and owing to the employee after the pay period during which the employee became ineligible. In the event of a participating employee's termination, retirement or death, any excess amounts in such employee's payroll deduction account will be paid to the employee in cash.

         13. Rights Not Transferable. Rights under the Plan are not transferable by a participating employee other than by will or the laws of descent and distribution, and are exercisable during the employee's lifetime only by the employee.


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         14. Adjustments in Case of Changes Affecting RMCI Stock. In the event of a subdivision of outstanding shares, or the payment of a stock dividend, the number of shares approved for the Plan shall be increased proportionately, and such other adjustments shall be made as may be deemed equitable by the Board of Directors. In the event of any other change affecting RMCI stock, such adjustments shall be made as may be deemed equitable by the Board of Directors to give proper effect to such event.

         15. Amendment of the Plan. The Board of Directors may from time to time amend the Plan in any respect, except that, without the approval of a majority of the shares of stock of the Company then issued and outstanding and entitled to vote, no amendment shall be made (i) increasing the number of shares approved for the Plan (other than as provided in Section 15 hereof), (ii) decreasing the purchase price per share, (iii) withdrawing the administration of the Plan from a Committee consisting of persons not eligible to participate in the Plan, or
(iv) changing the designation of subsidiaries eligible to participate in the Plan.

         16. Termination of the Plan. This Plan and all rights of employees under any offering hereunder shall terminate at any time, at the discretion of the Board of Directors. No offering hereunder shall be made which shall extend beyond December 31, 2003.

         17. Governmental Regulations. The Company's obligation to sell and deliver RMCI stock under the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance, or sale of such stock.

         18. Plan Shares Purchases. Purchases of outstanding shares may be made pursuant to and on behalf of this Plan, upon such terms as the Company may approve, for delivery under the Plan.